Exhibit 10.1

Separation Agreement and General Release

This Agreement (“Agreement”) is made effective as of February 27, 2017, by and between StoneMor GP LLC (“the Company”), the general partner of StoneMor Partners L.P. (the “Partnership”), and Sean McGrath (“you”):

WHEREAS, you have submitted your resignation from your position as Chief Financial Officer of the Company, and from all positions held by you in any of the Company’s parent, subsidiary, related and/or affiliated companies, as more fully set forth below; and

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1. General Terms of Resignation.

(a) You have agreed to delay the effectiveness of your resignation until the filing of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”) with the Securities and Exchange Commission (the “SEC”), which, as more fully described in Paragraph 11, shall be executed and certified by you in your capacity as the Company’s Chief Financial Officer and principal accounting officer (the “Effective Date” of your resignation), which filing is anticipated to occur on or about March 1, 2017. You further agree that you will continue as a full-time employee of the Company from the date hereof through the Effective Date; provided, that if the Annual Report is not filed on or before March 1, 2017, then you agree to continue as an employee of the Company on a part-time basis from March 2, 2017 through the Effective Date in order to meet your obligations under this Agreement, including your duties with respect to the completion, filing, certification and signing of the Annual Report. You agree to use your reasonable best efforts to cause the Annual Report to be filed no later than March 1, 2017. In the event that the Company timely files with the SEC a request for an extension of the required filing date for the Annual Report, you agree to use your reasonable best efforts to cause the Annual Report to be promptly filed after such request is filed with the SEC.

(b) Your employment as Chief Financial Officer of the Company and all other positions held by you in any of the Company’s parent, subsidiary, related and/or affiliated companies shall end, effective as of the Effective Date. If requested by the Company or any other such entities, you agree to execute, within two business days, any documentation necessary to reflect any such resignations. You will be paid your base pay through March 1, 2017. Thereafter, you will not receive any other compensation except as provided in this Agreement.

(c) You remain obligated to comply with the Confidentiality and Non-Compete Agreement you signed on September 1, 2015 (“Confidentiality and Non-Compete Agreement”).

2. Separation Benefits. If you remain employed through the Effective Date and otherwise comply with this Agreement, the Company will pay you $100,000.00, less taxes and required withholding (“Separation Benefits”). The net payment will be made in a lump sum on the next regular payday immediately following the filing of the Annual Report, assuming you have also executed this Agreement. Separately, the Company also agrees to pay you $100,000.00, less taxes and required withholding, as a buyout of the 1% GP Incentive Interest that was set forth in your offer letter, dated August 26, 2015, as well as pay you $53,000.00, less taxes and required withholding, as a cash distribution on that Incentive Interest (this net payment will be made in a lump sum on the next regular payday following the execution of this Agreement).

3. General Release. In exchange for the Company’s Separation Benefits, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind, known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following: (i) any Claims having anything to do with your employment (including the cessation of your employment on the Effective Date) with the Company and/or any of its parent, subsidiary, related and/or affiliated companies; (ii) any Claims for severance, benefits, bonuses, incentive compensation, equity awards and interests, commissions and/or other compensation of any kind; (iii) any Claims for reimbursement of expenses of any kind; (iv) any Claims for attorneys’ fees or costs; any Claims under the Employee Retirement Income Security Act (“ERISA”); (v) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws; (vi) any Claims under the Family and Medical Leave Act; any Claims under the Pennsylvania constitution; any whistleblower or retaliation Claims; (vii) any Claims under your offer letter, dated August 26, 2015 (“Offer Letter”); (viii) any Claims for 1% GP Incentive Interest and any related sources of cash flow as set forth in your Offer Letter or otherwise; and/or (ix) any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, violation of public policy, invasion of privacy, misrepresentation, emotional distress or pain and suffering.

(b) Releasees. The term “Releasees” includes: the Company, the Partnership, and any and all of their respective direct or indirect parent, subsidiary, related and/ or affiliated companies, and each of their past and present employees, officers, directors, attorneys, owners, shareholders, members, managers, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

4. Non-Released Claims. The General Release in Paragraph 3 above does not apply to: any Claims for vested benefits under any Company benefits plan; any Claims to require the Company to honor its commitments in this Agreement; any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement; any Claims that arise after you have signed this Agreement; any other Claims that cannot be waived by a private agreement; and any Claims for defense or indemnification under any insurance policies or Company by-laws. The General Release is subject to and restricted by your Retained Rights in Paragraph 5.

5. Retained Rights.

(a) Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with: (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, provide information to, file a charge with, or otherwise participate in any proceeding of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) your right to disclose any information or produce any documents as is required by law or legal process. However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf.

(b) Notwithstanding the foregoing, or any other provision of this Agreement, nothing in this Agreement is intended to prohibit you from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. You are entitled to make reports and disclosures or otherwise take action under this paragraph without prior authorization from or subsequent notification to the Company. Similarly, nothing set forth in this Agreement limits your right to receive a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to the DOL or any other government agency, commission or entity.

6. Adequacy of Consideration. You acknowledge and agree that the Company’s Separation Benefits under Paragraph 2 above: are not required by any policy, plan or prior agreement; are well in excess of any compensation that may be due to you for any part-time work performed by you from March 1, 2017 through the Effective Date in accordance with Paragraph 1(a); constitute adequate and sufficient consideration to support your General Release above; and fully compensate you for Claims you are releasing. “Consideration” means something of value to which you are not already entitled.

7. Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential information which you created or acquired in the course of your employment, you must notify immediately the Company’s General Counsel, Chief Legal Officer and Secretary by calling: (215) 826-2814 and notify him immediately in writing, via first class mail, at the following address: StoneMor GP LLC, 3600 Horizon Blvd., Trevose, PA 19053, enclosing a copy of the request or demand as well as any and all potentially responsive documents. You shall wait at least ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order. This obligation shall not apply in the event of requests or demands for confidential information from any government agency, commission or entity.

8. Non-Defamation. You agree that you will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about the Company or any other Releasee (as defined in Paragraph 3(c) above) and their respective products and services. This restriction is subject to and limited by your Retained Rights in Paragraph 5.

9. Intentionally Omitted.

10. Affirmation. In executing this Agreement, you affirm that you are not aware of anything in regard to the Company’s, the Partnership’s or any of the Company’s other subsidiaries, affiliates or related entities financial statements, internal controls, or results from operations (including trust funds) with which you are concerned to the point of compelling and/or causing your resignation. Further, by executing this Agreement, you hereby affirm that you have disclosed to the Company’s General Counsel, Chief Legal Officer and Secretary all information within your knowledge as of the date of this Agreement, and will disclose to the Company’s General Counsel, Chief Legal Officer and Secretary any additional information of which your become aware prior to the Effective Date, related to any pending or threated legal matter with which you have had any direct or indirect involvement. This provision is subject to and limited by your Retained Rights in Paragraph 5.

11. Cooperation Services. As a condition to being eligible for the Separation Benefits:

(a) You will faithfully and diligently perform your functions as Chief Financial Officer and principal accounting officer of the Company and in all other capacities in which you serve the Company’s direct or indirect parent, subsidiary, related and/or affiliated companies, including preparing, certifying (including for purposes of Sections 302 and 906 of the Sarbanes-Oxley Act) and timely filing the Annual Report with the SEC, and such other periodic reports that are, or may become, required to be filed or furnished with the SEC prior to the Effective Date, it being further understood that you will continue to perform such functions for any period during which you are employed by the Company on a part-time basis in accordance with Paragraph 1(a)

(b) Both prior to and after the Effective Date, you will cooperate with the Company, without any additional compensation, in connection with (i) any restatement of previously-issued financial statements or other financial information, (ii) any amendments of previously-filed periodic reports and registration statements and (iii) any comment letter or inquiry of the SEC or any other regulatory body relating to the Company or the Partnership, including, in each case, providing reasonably requested information relevant to the matters that are the subject of any such restatement, amendment, comment letter or inquiry. You will use your reasonable best efforts to cause, prior to the Effective Date, the resolution of any and all written comments of the SEC or any other regulatory body received by the Company or the Partnership prior to such date, if any.

(c) Both prior to and after the Effective Date, you agree to cooperate with and provide assistance to the Company, without any additional compensation, if called upon by authorized agents of the Company or the Company’s attorneys with regard to any lawsuit, claim, action, investigation, inquiry, administrative action or review or otherwise, that is currently pending or that may be brought against the Company, or in connection with any internal investigation by the Company. You agree to make yourself available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, providing any and all documents in your possession that relate to the proceedings, and providing assistance in locating any and all relevant notes and/or documents is necessary. Any cooperation shall be provided by you at reasonable times and locations, with as much advance notice as possible by the Company. In any circumstance, to the extent you are required to incur out-of-pocket expenses in connection with any cooperation that the Company may request of you (such as for travel), the Company will fully reimburse you for reasonable out-of-pocket expenses upon presentation of appropriate receipts. For purposes of this Paragraph 11(c), “Company” includes the Partnership and also any and all of their respective direct and indirect parent, subsidiary, related and/or affiliated companies.

12. Interpretation of Agreement. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. If any provision of this Agreement or application thereof is adjudicated to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for the Confidentiality and Non-Compete Agreement and the Agreement for Legal Services and Waiver of Potential Conflict with Duane Morris LLP, dated January 20, 2017, which survive the cessation of your employment and are incorporated herein by reference. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties. This Agreement shall be binding upon and be for the benefit of the parties as well as the employee’s heirs and the Company’s successors and assigns.

14. Acknowledgment. You acknowledge and agree that, subsequent to the cessation of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. You also acknowledge and agree that you have been paid for all time worked and have received all other compensation owed to you.

15. Representations. You agree and represent that: (a) you have read carefully the terms of this Agreement, including the General Release; (b) you have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the waiver of Claims as set forth in the General Release (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); (d) you were given adequate time and information to determine whether you wished to sign this Agreement and your decision to sign this Agreement and waive any and all Claims in Paragraph 3 above is of your own free and voluntary act without compulsion of any kind; and (e) no promise or inducement not expressed in this Agreement has been made to you.

IN WITNESS WHEREOF, the Company and you have executed this Agreement intending to be legally bound:

/s/ Sean P. McGrath	StoneMor GP LLC
Sean P. McGrath

	By:	/s/ Lawrence Miller
	Name:	Lawrence Miller
	Title:	President and Chief Executive Officer

Date: February 27, 2017	Date: February 27, 2017